UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2005

BIOLASE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

981 Calle Amanecer

San Clemente, California 92673

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 361-1200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 24, 2005, BIOLASE Technology, Inc. (the “Company”) entered into an at-will Employment Agreement with James Haefner, the newly appointed Executive Vice President of Sales of the Company. Mr. Haefner’s employment commenced January 24, 2005. The agreement provides for an annual base salary of $200,000, a signing bonus of $4,000 and, beginning in calendar year 2005, an annual performance bonus of $100,000 at a rate of $25,000 per quarter based on sales and other performance targets and an over-performance bonus of $50,000 based on sales over certain performance targets as determined by the Company’s Board of Directors. The agreement also provides for a stock option grant to purchase (i) 80,000 shares of the Company’s common stock at an exercise price of $9.77 per share upon the commencement of Mr. Haefner’s employment, with one-third of the options becoming vested on the first anniversary of the date of grant and the remaining two-thirds becoming vested quarterly for two years thereafter, and (ii) 30,000 to 40,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, depending on the price of the Company’s common stock following the Annual Meeting of the Stockholders in 2005, with the same vesting schedule as set forth above for Mr. Haefner’s initial grant. In addition, Mr. Haefner is eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its full-time employees.

In the event that the Company is acquired by or merged with another entity, the new entity will have the option of (i) offering Mr. Haefner a one-year contract on similar or better terms as set forth above or (ii) paying Mr. Haefner severance for six months in an amount equal to the total compensation received by Mr. Haefner for the prior six months. In the event that Mr. Haefner’s employment is terminated without cause, Mr. Haefner will be entitled to receive severance in an amount equal to four months of his base salary.

The press release announcing the hiring of Mr. Haefner is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit	Description
99.1	Press Release dated January 24, 2005.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 28, 2005	BIOLASE TECHNOLOGY, INC.
	By:	/s/ John Hohener
John Hohener
Chief Financial Officer

3

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 24, 2005.

4